Exhibit 99.1

Barnes & Noble Education Confirms Prior Rejection of Unsolicited Proposals from Bay Finance, LLC

Board Unanimously Determined All Prior Proposals Were Low-Value, Highly Conditional and Not Credible

July 15, 2019 - Basking Ridge, NJ - Barnes & Noble Education, Inc. (NYSE: BNED), a leading provider of educational products and services solutions for higher education and K-12, today confirmed that its Board of Directors had previously unanimously rejected unsolicited proposals from Bay Finance, LLC (“Bay Finance”) to acquire all of the outstanding shares of the Company, the most recent of which was for $4.50 per share in cash, received on June 27, 2019.

After a comprehensive review, the BNED Board concluded that each of the Bay Finance proposals substantially undervalued BNED, were highly conditional and not credible. In addition to the proposal received on June 27, 2019, the Company noted that it previously unanimously rejected an unsolicited proposal received on February 7, 2019 to acquire the Company for $6.75 - $7.25 per share in cash and an unsolicited proposal received on June 7, 2019 to acquire the Company for $5.25 - $5.75 per share in cash.

In making its determination, the Board considered that Bay Finance’s proposals fail to recognize the value of BNED’s digital transformation and other operational initiatives which have positioned the business to drive long-term growth and enhance shareholder value.

In addition, the Board considered that each of the proposals were highly conditional and not credible. The BNED Board believes that a credible proposal must deliver compelling value and certainty. A credible proposal includes, among other things, a fully underwritten debt commitment and clearly identified and adequate equity capital that, in the aggregate, would be sufficient to complete a transaction. In addition, a credible proposal should contain sufficient detail to demonstrate that it provides market-standard provisions that assure certainty of completion. The highly conditional Bay Finance proposals do not satisfy any of these conditions.

“Our Board unanimously determined Bay Finance’s unsolicited, highly conditional proposals were neither credible nor adequate from a value perspective,” said John R. Ryan, Lead Director of the BNED Board of Directors. “We are open to all opportunities to enhance shareholder value as we continue our business transformation to position BNED for success over the long-term.”

BNED today also confirmed that Bay Finance delivered a letter on June 27, 2019 purporting to nominate five candidates to stand for election to the BNED Board at its 2019 Annual Meeting of Stockholders. The notice has been ruled invalid under BNED’s Bylaws.

Gibson, Dunn & Crutcher LLP is serving as legal advisor to BNED.

ABOUT BARNES & NOBLE EDUCATION, INC.

Barnes & Noble Education, Inc. (NYSE: BNED) is a leading provider of higher education and K-12 educational products and solutions. Through its Retail segment, Barnes & Noble Education operates 1,448 physical and virtual bookstores across the U.S., serving more than 6 million students and faculty. Through its Digital Student Solutions segment, the Company offers direct-to-student products and services that help students study more effectively and improve academic performance, enabling them to gain the valuable skills necessary to succeed after college. Through its Wholesale segment, the Company operates one of the largest textbook wholesale distribution channels in the United States. For more information please visit www.bned.com.

BNED companies include: Barnes & Noble College Booksellers, LLC, MBS Textbook Exchange, LLC, BNED LoudCloud, LLC, Student Brands, LLC, Promoversity, LLC, and PaperRater, LLC. General information on Barnes & Noble Education may be obtained by visiting the Company's corporate website: www.bned.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements to higher education digital products, and the inability to achieve the expected cost savings; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended April 27, 2019. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Media Contact:	Investor Contact:
Carolyn J. Brown	Thomas D. Donohue
Senior Vice President	Senior Vice President
Corporate Communications and Public Affairs	Treasurer and Investor Relations
Barnes & Noble Education, Inc.	Barnes & Noble Education, Inc.
(908) 991-2967	(908) 991-2966
cbrown@bned.com	tdonohue@bned.com

Joele Frank, Wilkinson Brimmer Katcher
Kelly Sullivan / Andrea Rose / Tanner Kaufman
(212) 355-4449